Exhibit 99.3

Form of Restricted Stock Bonus Grant

Notice of Restricted Stock Bonus Grant

[GRANTEE]	Openwave Systems Inc. ID: 94-3219054 2100 Seaport Blvd. Redwood City, CA 94063

You have been granted a restricted stock bonus (this “Restricted Stock Bonus”) of shares of the Common Stock of Openwave Systems Inc. (the “Restricted Shares”) as detailed below:

This Notice of Restricted Stock Bonus Grant (“Notice”), together with the Amended and Restated 1999 Directors’ Equity Compensation Plan (the “Plan”), the corresponding Restricted Stock Bonus Agreement and the form of Assignment Separate from Certificate delivered to you with this Notice, and in effect as of the Date of Grant, contain the terms of your Restricted Stock Bonus.

Date of Grant:	[ ]
Vesting Commencement Date:	[ ]
Total Number of Restricted Shares:	[ ]

Vesting Schedule:

Subject to the Grantee’s Continuous Status as a Director, this Restricted Stock Bonus shall vest and become exercisable over a period of 3 years, in equal annual installments commencing with the one year anniversary of the Vesting Commencement Date. In all cases, vesting of the Restricted Shares is contingent upon the Grantee’s making adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting of the Restricted Shares, and such other conditions set forth in the Restricted Stock Bonus Agreement.

Acknowledgements and Agreements:

By your signature and the signature of the Company’s representative below, you and the Company agree that this Restricted Stock Bonus is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Bonus Agreement, all of which are attached and hereby incorporated by reference and made a part hereof.

GRANTEE:	OPENWAVE SYSTEMS INC.

By:
Signature
Title:
Print Name

Date	Date

OPENWAVE SYSTEMS INC.

AMENDED AND RESTATED 1999 DIRECTORS’ EQUITY COMPENSATION PLAN

RESTRICTED STOCK BONUS AGREEMENT

1. Grant of Restricted Stock Bonus. Openwave Systems Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee (“Grantee”) named in the corresponding Notice of Restricted Stock Bonus Grant (including any exhibits thereto, the “Notice”) a restricted stock bonus (the “Restricted Stock Bonus”) of a number of shares of Common Stock (the “Restricted Shares”) set forth in the Notice, subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, and the terms of this Restricted Stock Bonus Agreement (including any exhibits hereto, the “Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2. Holding of Restricted Shares. To secure the availability for delivery of the Restricted Shares to the Company upon forfeiture in accordance with the terms of this Agreement, Grantee agrees to execute three (3) copies of the Assignment Separate From Certificate (with date and number of shares blank) in the form attached hereto as Exhibit A and, upon execution of the Notice, to deliver the same to the Company, along with the certificate or certificates evidencing the Restricted Shares (if such Restricted Shares have been issued in certificated form), to be held by U.S. Stock Transfer Corporation as the initial transfer agent for the Restricted Shares, or any successor to U.S. Stock Transfer Corporation as transfer agent determined by the Company (“Transfer Agent”), whether in certificated or uncertificated form as shall be determined by the Company in consultation with the Transfer Agent, until the Restricted Shares have vested and the Restricted Period (as defined herein) has lapsed with respect to the Restricted Shares.

3. Restrictions and Restricted Period.

(a) Restrictions. The Restricted Shares granted hereunder may not be sold, assigned, transferred, alienated, pledged, attached, encumbered, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 5 hereof until the lapse of the Restricted Period (as defined herein), and any such purported sale, assignment, transfer, alienation, pledge, attachment, or encumbrance shall be void and unenforceable against the Company or any affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, transfer, alienation, pledge, attachment, or encumbrance.

(b) Restricted Period. Subject to Grantee’s Continuous Service as a Director, the Restricted Shares shall vest, the restrictions described in Section 3(a) (the “Restrictions”) shall lapse, and the shares of Restricted Stock shall become freely transferable (provided, that such transfer is otherwise in accordance with federal and state securities laws) and non-forfeitable in accordance with the Vesting Schedule set out in the Notice and with the provisions of the Plan (the “Restricted Period”); provided that vesting shall cease upon the interruption or termination of Grantee’s Continuous Service as a Director. Notwithstanding anything to the contrary, the vesting and release of the Restricted Shares hereunder shall be conditioned upon Grantee making adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting and release of the Restricted Shares from the Restrictions (or at the time a Section 83(b) Election is made), whether by withholding, direct payment to the Company, or otherwise.

4. Rights of a Stockholder. From and after the Date of Grant and for so long as the Restricted Shares are held by or for the benefit of Grantee, Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Shares, including, but not limited to, the right to receive dividends and the right to vote such shares. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this Restricted Stock Bonus, then in such event any and all new, substituted or additional securities or property to which Grantee are entitled by reason of Grantee’s ownership of the Restricted Shares shall be immediately subject to the Restrictions with the same force and effect as the Restricted Shares subject to the Restrictions immediately before such event.

5. Termination of Relationship. In the event of the interruption or termination of Grantee’s Continuous Service as a Director for any reason, the Restricted Shares and any and all accrued but unpaid dividends that at that time have not vested and been released from the Restrictions, shall automatically be forfeited and transferred to the Company without payment of any consideration by the Company, and neither Grantee nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares or certificates representing the Restricted Shares.

6. Securities Law Compliance. Grantee will not be issued any Shares under this Restricted Stock Bonus unless the Shares are either (a) then registered under the Securities Act of 1933, as amended (the “Securities Act”) or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. This Restricted Stock Bonus must also comply with other Applicable Laws and regulations governing the Award, and Grantee will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

7. Restrictive Legends. All certificates issued under this Restricted Stock Bonus shall be endorsed with appropriate legends determined by the Company.

8. Tax Consequences. Set forth below is a brief summary as of the Date of Grant of certain United States federal income tax consequences of the Restricted Stock Bonus. THIS SUMMARY DOES NOT ADDRESS EMPLOYMENT, SPECIFIC STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO GRANTEE. GRANTEE UNDERSTANDS THAT THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.

(a) Unless Grantee makes a Section 83(b) Election as described below, Grantee will recognize ordinary income at the time or times the Restricted Shares vest and the Restrictions lapse in an amount equal to the Fair Market Value of such Shares on each such date.

(b) At the time the Restricted Stock Bonus is granted, or at any time thereafter as requested by the Company, Grantee hereby agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with the Restricted Stock Bonus.

(c) Unless any tax withholding obligations of the Company and/or any affiliate are satisfied, the Company shall have no obligation to issue a certificate for any Restricted Shares or to cause Transfer Agent to release or otherwise transfer any of the Restricted Shares as provided herein.

(d) Section 83(b) Election. Grantee hereby acknowledges that Grantee has been informed that, with respect to the grant of Restricted Shares, Grantee may file an election with the Internal Revenue Service, within 30 days of the Date of Grant, electing pursuant to Section 83(b) Code to be taxed currently on the Fair Market Value of the Restricted Shares on the Date of Grant (“Section 83(b) Election”).

IF GRANTEE CHOOSES TO FILE AN ELECTION UNDER SECTION 83(B) OF THE CODE, GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

BY SIGNING THE NOTICE, GRANTEE REPRESENTS THAT HE HAS REVIEWED WITH HIS OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE GRANT OF THE RESTRICTED STOCK BONUS AND THAT HE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. GRANTEE UNDERSTANDS AND AGREES THAT HE (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE RESTRICTED STOCK BONUS.

9. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Grantee, five (5) days after deposit in the United States mail, postage prepaid, addressed to Grantee at the last address Grantee provided to the Company.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

11. Whole Agreement. The Plan and Notice are hereby incorporated by reference and made a part hereof. The Restricted Stock Bonus and this Agreement shall be subject to all terms and conditions of the Plan and the Notice. Grantee acknowledges that the Notice, this Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the terms and conditions of this Restricted Stock Bonus and supersede all prior oral and written agreements on the subjects set forth herein, except as, and only to the extent that, such other agreements are expressly incorporated by reference herein.

12. Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

13. Rights as a Stockholder. Neither Grantee nor any of Grantee’s successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to the Restricted Stock Bonus until the date of issuance of a stock certificate for such Shares or the date the Shares are electronically delivered to Grantee’s brokerage account.

The signatures of the Company and Grantee on the Notice bind each such party to the terms of this Agreement.

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Notice of Restricted Stock Bonus Grant, dated             , and the Restricted Stock Bonus Agreement attached thereto, (the “Award”), [GRANTEE] hereby sells, assigns and transfers to Openwave Systems Inc., a Delaware corporation (the “Corporation”), or its assignee,                                  (            ) shares of the Common Stock of the Corporation, standing in the undersigned’s name on the books of said Corporation represented by Certificate No.              herewith, or the securities into which such shares of the Corporation’s Common Stock have been converted under the terms of the Award, and do hereby irrevocably constitute and appoint                                  as attorney-in-fact to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award.

Dated:

Signature:
[GRANTEE]

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this Assignment Separate from Certificate is to return the shares to the Company in the event Grantee forfeits any of such shares as set forth in the Restricted Stock Bonus Agreement, without requiring additional signatures on the part of the Grantee. This Assignment Separate from Certificate must be delivered to the Company with the above Certificate No.